Ex. 10.1

CONSULTING SERVICES AGREEMENT

This Agreement for Consulting Services (“Agreement”), effective April 2, 2008 (“Effective Date”), is by and between Jeffrey C. Selby, an individual residing at 12041 Layton Drive, Glen Allen, VA 23059 (Tax ID# ###-##-####) (“Consultant”), and LandAmerica Financial Group, Inc. (“Company”), a Virginia corporation.

WHEREAS, Consultant has been employed by Company as the President of its Commercial Services Channel; and

WHEREAS, Consultant has notified Company of his intent to retire from full-time employment with Company effective April 1, 2008; and

WHEREAS, Company wishes to keep Consultant available to advise members of its senior leadership on issues related to Consultant’s areas of expertise through the end of 2008; and

WHEREAS, the parties wish Consultant to provide such services to Company upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and mutual promises contained herein, the parties agree as follows:

1.           Consultant agrees to provide Company with services as described in this section (“Services”) for a period beginning on the Effective Date and ending on December 31, 2008 (“Contract Period”).  During the Contract Period, Consultant will serve as an advisor to the Chairman and Chief Executive Officer of Company on issues to include mergers and acquisitions, American Land Title Association initiatives, corporate governance, Board projects and other major policy initiatives.  Consultant also will be available to advise any member of Company’s Executive Leadership Team, including his successor as President of Company’s Commercial Services Channel, on projects and programs with corporate-wide impact and exposure.  Consultant will provide Services to the Company for a minimum of fifty (50) hours per month.

2.           Company shall pay Consultant for Services rendered under this Agreement on a monthly basis, one month in arrears, at a rate of Three Hundred Seventy-Five Dollars ($375.00) per hour.  In addition, Company agrees to reimburse reasonable and necessary expenses incurred during the Contract Period by Consultant in completion of Services under the Agreement pursuant to the terms and conditions set forth in Company’s Expense Reimbursement Policy.  Documentation of any and all expenses to be reimbursed under this Agreement must comply with the standards set forth in that policy.  Consultant will submit a request for reimbursement on a monthly basis accompanied by appropriate documentation, along with a monthly invoice reflecting the total number of hours of Services performed during that month.  Company will pay approved expenses within thirty (30) days of receipt of such request.

3.           Consultant may visit the Company office as needed during Company’s normal working hours.  Company will provide a workspace for Consultant to use when Consultant visits Company’s premises.  Consultant shall provide his own supplies in the performance of the Services.  Company shall not provide Consultant with any training for the performance of the Services.  Consultant agrees to observe Company’s rules, policies, and procedures, including, but not limited to, Company’s Code of Business Conduct and Ethics and Insider Trading policy, when on Company’s premises and at all other applicable times.

4.           All findings, conclusions, work papers, files, and data, including, but not limited to, all inventions, discoveries, trade secrets, techniques, processes and know-how, whether or not patentable, copyrightable or otherwise subject to protection, that are made by Consultant, either alone or with others, in the performance of the Services or which result, to any extent, from use of Company’s premises or property (collectively, “Work Product”), shall become the exclusive property of Company.  Consultant hereby assigns, transfers and conveys all of Consultant’s right, title and interest in and to any and all Work Product, including the copyright thereon.  Upon the request and at the expense of Company, Consultant will execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Company to apply for, prosecute and enforce patents, trademarks or copyrights in any jurisdiction with respect to any Work Product or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right.  Without limiting the foregoing, Consultant shall assign, grant and convey unto Company all of Consultant’s right, title and interest, now existing or that may exist in the future, in and to any patents, trademarks or copyrights and other information and material resulting from the performance of the Services.  Consultant shall not submit applications for patent, trademark, or copyright registrations in any country for any information or materials created by Consultant pursuant to this Agreement.  The provisions of this Section 4 shall survive the expiration or sooner termination of the term of this Agreement.

5.           Consultant agrees to maintain and protect the confidentiality of Company’s Confidential Information.  “Confidential Information” shall be defined as Company’s (and its affiliated companies) technical and financial data, processes, trade secrets, customer and/or employee information, proprietary property, and policies and procedures, including, but not limited to, any information Consultant receives as a result of being given access to Company’s computer system(s).  Confidential Information shall also include any “nonpublic personal information,” as defined in § 509 of the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. § 6809) and implementing regulations thereof.  Upon termination of this Agreement, for whatever cause, Consultant shall promptly return to Company all copies of any Confidential Information, data, records, or materials of whatever nature or kind, including all materials incorporating the Confidential Information or proprietary property of Company or its affiliated companies.  Consultant shall also furnish to Company all work in progress or portions thereof, including all incomplete work.  Consultant’s obligation to maintain the confidentiality of Company’s Confidential Information shall survive the termination, for any reason, of this Agreement.

6.           The parties acknowledge that, in order to perform the Services provided in this Agreement, Consultant may require access to Company’s computer system (“Computer System”). Should Consultant be given access to the Computer System, Consultant acknowledges that the Computer System and all information contained thereon is proprietary to Company and Company shall retain title to all such information. Consultant will adhere to all Company’s rules, policies, and procedures governing access to the Computer System, will only use the Computer System in accordance with the Services provided under this Agreement, and will return any and all equipment or component of the Computer System to which Consultant is given temporary physical possession in the condition in which it was provided to Consultant absent normal wear and tear.  Consultant shall ensure that his equipment is not used to gain illegal or otherwise unauthorized access to the System, either by Consultant or third parties gaining access to Consultant’s systems (commonly referred to as “hackers”).  Consultant is responsible for establishing and maintaining the appropriate security devices (firewalls, etc.) to prevent unauthorized access to the System.  Consultant’s use of the System shall be free of all known bugs, viruses, so-called “time bombs” or other functions, routines, devices, or instructions designed or available to create unauthorized access to or interruption in the proper functioning of the System or any connected applications of Company. Consultant will not access or attempt to access (through hacking, password mining, or any other means) any areas of (or through) the System to which Consultant has not been advised by Company that Consultant has access.  Consultant shall also not bypass or attempt to bypass any security mechanisms in place on the System or to use the System to attempt to bypass any security mechanisms in place on any other system.  This includes, but is not limited to, running any password cracking software, or attempting to access a system that Consultant knows or reasonably should know Consultant is not authorized to access in the manner or to the extent attempted.  Consultant understands that Company is not responsible for the content of transmissions that may pass through the System.  Consultant agrees that he will not use the System in ways that violate laws, infringe the rights of others, or interfere with the users, services, or equipment of the System.  Consultant acknowledges that Company is not responsible for any of Consultant’s property or data stored or maintained on the System.  This shall include, but is not limited to, any data stored or maintained on the System, including the loss, corruption, or back-up thereof.  The maintenance, updating, and protection of Consultant’s data and other property are the complete and total responsibility of Consultant.  Consultant acknowledges that access to the Computer System is subject to review and there is no expectation of privacy regarding such use.  Further, Consultant acknowledges that access to the Computer System is at Company’s sole discretion and can be terminated at any time, with or without prior notice.

7.           Consultant agrees not to hire or solicit employment of any of Company’s personnel during the term of this Agreement and for a period of six (6) months after the conclusion of this Agreement, absent written consent thereto by Company.

8.           Consultant shall indemnify and hold harmless Company (and affiliated companies) against all liability, damages, costs, and fees (including attorneys’ fees), in connection with, and will assume full responsibility for, (a) payment of all federal, state and local taxes, and/or contributions imposed or required under workers’ compensation, unemployment insurance, Social Security, and income tax laws with respect to Consultant; (b) all liability, damages, costs, and fees (including attorneys’ fees), arising from or related to Consultant’s acts or omissions or negligence in the performance of the Services; (c) all liability, damages, costs, and fees (including attorneys’ fees), arising from or related to Consultant’s access to the Computer System.

9.           Consultant hereby represents to Company that he may perform similar services for other customers, although Consultant agrees that he will not perform such services to the extent they interfere with his obligations under Section 1 of this Agreement.  It is the intention of the parties that Consultant shall provide the Services to Company as an independent contractor and not as an employee of Company.  Accordingly, Consultant shall not be eligible to participate as an active participant in any benefit plans offered by Company to its employees.

10.           Consultant hereby represents to Company, and Company expressly relies upon such representation, that Consultant is not a party to any existing agreement that would prevent Consultant from entering into and performing the Services described in this Agreement.  Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement.

11.           Consultant acknowledges that nothing contained in this Agreement shall convey or confer upon Consultant any right to use Company’s trademarks, trade names, service marks, copyrights, logos and other proprietary property without Company’s express written prior permission and that such shall, at all times, remain the sole property of Company.

12.           Consultant shall maintain complete records of all costs payable by Company under the terms of this Agreement for three (3) years after the termination of this Agreement.  Such records shall specifically include, but are not limited to, timesheets and expense records for Consultant’s provision of Services to Company.  All such records shall be maintained in accordance with recognized accounting practices.  Consultant will assist Company in meeting its audit and any other regulatory requirements, including providing access to Consultant’s books and records pertaining to services provided to Company, to enable Company and its auditors and examiners to conduct appropriate audits and examinations of the operations of Consultant, including those required by law, which have been customarily performed by Company to verify: (a) accuracy of Consultant’s charges to Company and (b) that services are being performed in accordance with the terms of this Agreement.  If any audit or examination reveals that Consultant’s invoices for the audited period are not correct for such period, Consultant shall promptly reimburse Company for the amount of any overcharges.

13.           This Agreement and the rights granted to either party hereunder may not be assigned by either party in whole or in part without the prior written consent of the other party.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.  If any provision of this Agreement shall, for any reason, be adjudged to be void, invalid or unenforceable by a court of law, the remainder of this Agreement shall continue and remain in full force and effect.  The failure of either party to enforce any provision of this Agreement shall not constitute a waiver of such party’s right to pursue any prior or subsequent breach, violation or default of the Agreement. This Agreement contains the entire agreement between the parties relative to the Services provided herein.  No amendment, wavier or discharge of any provision of this Agreement shall be effective against any party unless that party shall have consented thereto in writing.

Consultant ___________________________________ Jeffrey C. Selby	LandAmerica Financial Group, Inc. By:________________________________ Theodore L. Chandler, Jr. Chairman and Chief Executive Officer